Exhibit 99.1

Liquidity Services, Inc. Receives 12-Month Contract Extension

for U.S. Department of Defense Scrap Property Sales

Washington, DC, December 4, 2013— Liquidity Services, Inc. (NASDAQ: LQDT) today announced that the Defense Logistics Agency (DLA) has exercised the third of three twelve-month extension options under its Scrap Property sales contract (Scrap Contract). Through this unilateral contract amendment, the Scrap Contract’s performance period will be extended through June 9, 2015.  During this period, the U.S. Department of Defense (DoD) will continue to use Liquidity Services as the exclusive sales channel for the disposition of scrap property that is approved for public sale.

Under the Scrap Contract, Liquidity Services manages the receipt, storage, marketing and disposition of virtually all scrap property generated by DoD installations throughout the continental United States, Alaska, Hawaii, Puerto Rico and Guam including: base materials and scrap metals like ferrous and non-ferrous metals, nickel alloy, electronic scrap, rubber, paper and in rare occasions, compost, cooking grease, and recycled asphalt. Assets are offered for sale through Liquidity Services’ online auction marketplace, http://www.GovLiquidation.com, to a global buyer base, generating over $40 million per year in distributions back to the U.S. Treasury.

“As a recognized cost saver and solution provider to the DoD, we are proud to support our government partner’s sustainability goals. To date, over 2.3 billion pounds of DoD scrap materials have been sold on our www.govliquidation.com marketplace, contributing to one of the largest recycle, reuse and redeployment initiatives in U.S. history,” said Bill Angrick, Chairman and CEO of Liquidity Services.  “Through the scrap contract extension we will continue to process and prepare for sale the 20-30 million pounds of scrap materials received each month while remaining committed to safety, environmental and security compliance.”

The extension of the term of the Scrap Contract is described in an 8-K to be filed today with the SEC.  All other principal terms of the original contract remain in effect.

About Liquidity Services, Inc.

Liquidity Services, Inc. (NASDAQ: LQDT) provides leading corporations, public sector agencies, and buying customers the world’s most transparent, innovative, and effective online marketplaces and integrated services for surplus assets. On behalf of its clients, Liquidity Services has completed the sale of over $4.3 billion of surplus, returned, and end-of-life assets in over 500 product categories, including consumer goods, capital assets, and industrial equipment. The company is based in Washington, D.C. and has approximately 1,300 employees. Additional information can be found at: http://www.liquidityservicesinc.com.

MEDIA CONTACT

Melissa Gieringer

Public Relations

o. 480-596-4496; m. 310-686-7773

e. melissa.gieringer@liquidityservicesinc.com